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[Letterhead]


NEWS RELEASE                                           [BECTON DICKINSON LOGO]

Contact:
Colleen White, Corporate Communications - 201-847-5369
Patricia Spinella, Investor Relations - 201-847-5453


           BD Initiates Voluntary Recall of Certain BD'TM' Test Strips

FRANKLIN LAKES, NJ (January 29, 2004) - BD (Becton, Dickinson and Company) (NYSE:BDX) announced today that it has initiated a voluntary product recall of certain lots of its BD'TM' Test Strips used for blood glucose monitoring. These lots may produce an increased frequency of "E-3" messages when used during blood glucose testing.

The E-3 message is a protective feature of the meter that appears during a test to indicate issues with the application of a blood sample or with the test strip. This message does not cause erroneous test results, as no test result is shown when the E-3 message is displayed. To maintain the highest product quality standards and ensure customer satisfaction, BD is performing this recall and replacing strips from all affected lots. BD has a sufficient remaining quantity of test strips in inventory to replace the recalled product and to continue supplying the market.

BD is informing its customers, including distributors, retailers and healthcare professionals, about this situation and has outlined steps for replacement of test strips from affected lots.

Patient safety and the efficacy of its products are BD's first priorities. Customers with questions or concerns can call BD toll-free at 1-866-556-8123.

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. For the fiscal year ended September 30, 2003, BD reported total revenues of $4.528 billion.

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This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding BD's performance, including future revenues, products and income, or events or developments that BD expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; uncertainties of litigation; BD's ability to achieve sales and earnings forecasts, which are based on sales volume and product mix assumptions, to achieve





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its cost savings objectives, and to achieve anticipated synergies and other cost savings in connection with acquisitions; changes in regional, national or foreign economic conditions; increases in energy costs; fluctuations in costs and availability of raw materials and in BD's ability to maintain favorable supplier arrangements and relationships; changes in interest or foreign currency exchange rates; delays in product introductions; and changes in health care or other governmental regulation, as well as other factors discussed in this press release and in BD's filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements.